As filed with the Securities and Exchange Commission on March 30, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oaktree Capital Group, LLC

(Exact name of registrant as specified in its charter)

Delaware	26-0174894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

(213) 830-6300

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Oaktree Capital Group, LLC 2011 Equity Incentive Plan

(Full Title of the Plan)

Todd E. Molz

General Counsel and Chief Administrative Officer

Oaktree Capital Group, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

(213) 830-6300

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Wuchenich

Daniel N. Webb

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, 29th Floor

Los Angeles, California 90067

(310) 407-7500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Class A Units (representing limited liability company interests)	10,000,000 units	$47.17	$471,700,000.00	$47,500.19

(1)	This Registration Statement registers 10,000,000 Class A Units representing limited liability company interests of Oaktree Capital Group, LLC issuable under the Oaktree Capital Group, LLC 2011 Equity Incentive Plan, as amended (the “2011 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Class A Units which may be offered and issued under the 2011 Plan to prevent dilution resulting from unit splits, unit dividends, anti-dilution provisions or similar transactions.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act based upon the average of the high and low sale prices for the Class A Units of Oaktree Capital Group, LLC reported by the New York Stock Exchange on March 28, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Oaktree Capital Group, LLC 2011 Equity Incentive Plan, as amended (the “2011 Plan”), covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) by Oaktree Capital Group, LLC (the “Company” or the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015;

(b)	The Company’s Current Report on Form 8-K filed with the SEC on March 30, 2016; and

(c)

The description of the Company’s Class A Units contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on April 9, 2012 (File No. 001-35500), pursuant to Section 12(b) of the Exchange Act, including any amendment and report filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

An investment vehicle composed of certain partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others own an interest representing less than 1% of the capital commitments of investment funds managed by the Company or one or more of its subsidiaries.

Item 6.	Indemnification of Directors and Officers.

Section 107 of the Delaware Limited Liability Company Act empowers the Company to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever. The indemnification rights that the Company provides to its directors and officers are more expansive than those permitted to be provided to the directors and officers of a Delaware corporation under applicable Delaware laws. The Company currently maintains liability insurance for its directors and officers.

The Company’s operating agreement provides that its directors and officers will be liable to the Company or its unitholders for an act or omission only if such act or omission constitutes a breach of the duties owed to the Company or its unitholders, as applicable, by any such director or officer and such breach is the result of (a) willful malfeasance, gross negligence, the commission of a felony or a material violation of law, in each case, that has or could reasonably be expected to have a material adverse effect on the Company or (b) fraud and that the Company’s manager will not be liable to the Company or its unitholders for its actions.

Moreover, the Company’s operating agreement provides that the Company will indemnify its directors, officers and manager, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the Company’s approval and counsel fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to the Company, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made a party by reason of being or having been one of the Company’s directors or officers or its manager, except for any expenses or liabilities that have been finally judicially determined to have arisen primarily from acts or omissions that violated the standard set forth in the preceding paragraph.

In addition to the indemnity that exists in the Company’s operating agreement, the Company’s subsidiary Oaktree Capital Management, L.P. has entered into separate indemnification agreements with each of the Company’s directors and executive officers that indemnify them, to the fullest extent permitted by applicable law, against all expenses and liabilities (including judgments, fines, penalties, interest and amounts paid in settlement) incurred by them in connection with any proceeding in which any of them are made a party to or any claim, issue or matter, except to the extent that it shall have been determined in a final non-appealable judgment by a court of competent jurisdiction that such expenses and liabilities arose primarily from acts or omissions that constituted a breach of their duties and such breach was the result of (a) willful malfeasance, gross negligence, the commission of a felony or a material violation of applicable law (including any federal or state securities law), in each case, that resulted in, or could reasonably be expected to result in, a material adverse effect on the Company or its affiliates or (b) fraud. Such indemnification agreements will continue until and terminate upon the later of (a) 10 years after the indemnitee has ceased to occupy any positions or have any relationships with the Company or any of its affiliates, (b) the final termination of all proceedings pending or threatened during such period to which any indemnitee may be subject and (c) the expiration of the applicable statute of limitations for any possible claim or threatened, pending or completed action, suit or proceeding.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For a full list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item 8 by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 30, 2016.

Oaktree Capital Group, LLC

By:	/s/ Todd E. Molz
	Name:	Todd E. Molz
	Title:	General Counsel & Chief Administrative Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Jay S. Wintrob, David M. Kirchheimer, Todd E. Molz, Susan Gentile, Richard Ting and Jeffrey Joseph acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the SEC any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act and (4) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 30, 2016.

Signature	Title

/s/ Howard S. Marks Howard S. Marks	Director and Co-Chairman

/s/ Bruce A. Karsh Bruce A. Karsh	Director, Co-Chairman and Chief Investment Officer

/s/ Jay S. Wintrob Jay S. Wintrob	Director and Chief Executive Officer (Principal Executive Officer)

/s/ John B. Frank John B. Frank	Director and Vice Chairman

/s/ David M. Kirchheimer David M. Kirchheimer	Director, Chief Financial Officer and Principal (Principal Financial Officer)

/s/ Susan Gentile Susan Gentile	Chief Accounting Officer and Managing Director (Principal Accounting Officer)

/s/ Stephen A. Kaplan Stephen A. Kaplan	Director and Principal

/s/ Sheldon M. Stone Sheldon M. Stone	Director and Principal

/s/ Robert E. Denham Robert E. Denham	Director

/s/ Larry W. Keele Larry W. Keele	Director

/s/ D. Richard Masson D. Richard Masson	Director

/s/ Wayne G. Pierson Wayne G. Pierson	Director

/s/ Marna C. Whittington Marna C. Whittington	Director

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Third Amended and Restated Operating Agreement of the Registrant dated as of August 31, 2011 (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 2, 2011).

4.2	Amendment to Third Amended and Restated Operating Agreement of the Registrant dated as of March 29, 2012 (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on March 30, 2012).

4.3	Specimen Certificate evidencing the Registrant’s Class A units (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 2, 2011).

4.4†	Amended and Restated Oaktree Capital Group, LLC 2011 Equity Incentive Plan.

5.1†	Opinion of Simpson Thacher & Bartlett LLP.

23.1†	Consent of PricewaterhouseCoopers LLP.

23.2†	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1†	Powers of Attorney (included in the signature page to this Registration Statement).

†	Filed herewith.